EXHIBIT 19
GLOBAL WATER RESOURCES, INC. INSIDER TRADING POLICY

REVISED: JANUARY 2025
General

This Insider Trading Policy (this “Policy”) describes the standards of Global Water Resources, Inc. (the “Company,” “GWRI,” “we” or “us”) and its subsidiaries on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. In the course of performing your duties for the Company and its subsidiaries, you may, at times, have information about us or another company that is not generally available to the public. Because of your relationship with us, if you are aware of material nonpublic information about the Company, federal and state securities laws prohibit you from trading in the Company’s securities or providing material nonpublic information to others who may trade on the basis of that information. This Policy seeks to explain some of your obligations to us and under the law, to prevent actual or the appearance of insider trading, and to protect our reputation for integrity and ethical conduct.

This Policy applies to all directors, officers and employees of the Company, as well as their family members or other persons with whom they have a relationship who are subject to this Policy and entities under their influence or control, as described below. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

Additional information about this Policy may be found in Appendix A, which contains responses to frequently asked questions. Please read this Policy and its Appendices in their entirety. You will be required to certify to us that you have read and understood, and agree to comply with, this Policy by signing and returning to us the form of certification that is attached as Appendix B.
Audit and Risk Committee

The Board’s Audit and Risk Committee (the “Committee”) has the authority to interpret and enforce this Policy. All questions about this Policy should be directed in the first instance to the Chief Financial Officer of the Company. Any suspected or known violations of this Policy should be reported immediately to the Chief Financial Officer or the Committee.

Your compliance with this Policy is of the highest importance for you and our Company. If you have any questions about this Policy, including its application to any proposed transaction, you may obtain additional guidance from the Chief Financial Officer.

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Persons Subject to this Policy

This Policy applies to you, any family member and any other person who has a relationship with you (legal, personal or otherwise) that might reasonably result in that person’s transactions being attributable to you. This includes any legal entities that are influenced or controlled by you or other persons who have a relationship with you and are subject to this Policy, such any corporations, partnerships or trusts. For purposes of this Policy, your “family members” consist of people within your family who live with you, or are financially dependent on you, and also include other family members whose transactions in securities are directed by you or are subject to your influence or control. See Appendix A for more information about whose transactions may be attributable to you.

Transactions by your family members and other persons subject to this Policy who have a relationship with you should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. Accordingly, all references to you with regard to all trading restrictions and pre‐clearance procedures in this Policy also apply to your family members or other persons with whom you have a relationship who are subject to this Policy. You are personally responsible for the actions of your family members or other persons with whom you have a relationship who are subject to this Policy. If you or they violate this Policy, then we may take disciplinary action against you, including dismissal or removal for cause.

If you are a former, temporary or retired director, executive officer or Designated Employee (described below), this Policy will continue to apply to you and other persons who have a relationship with you who are subject to this policy until the later of the seventh full trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the seventh full trading day after any material nonpublic information known to you has become public or is no longer material. For all other former, temporary, or retired personnel and other persons who have a relationship with any such persons who are subject to this Policy, this Policy will continue to apply until the second full trading day after any material nonpublic information known to you has become public or is no longer material.
Trading Restrictions and Guidelines

1.No transactions while in possession of material nonpublic information

While in the possession of information that is “material” and “nonpublic” as defined in Appendix A, you may not trade in GWRI securities, or engage in any other action to take advantage of, or pass on to others, material nonpublic information. The term “trading” includes purchases, sales, gifts, transfers or exchanges of securities. The Company’s securities include the Company’s common stock, options to purchase common stock, deferred phantom units (“DPUs”), phantom stock units (“PSUs”), restricted stock units (“RSUs”), stock appreciation rights (“SARs”) or any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company. As described below, you are also prohibited from trading in the securities of any other publicly

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traded company while in possession of information that is material and nonpublic relating to such company. This Policy applies, for example, both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material nonpublic information was obtained.

There are no exceptions to this Policy, except as specifically noted below. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. This means that you may have to forgo a proposed transaction in our or another company’s securities even if you planned to make the transaction before learning the material nonpublic information and even though you believe that waiting may cause you to suffer an economic loss or not realize anticipated profit.

2.Policy applies to information relating to other public companies

This Policy applies to material nonpublic information relating to other publicly traded companies, including other companies with which the Company has contractual relationships or may be negotiating transactions, when that information is obtained in the course of employment with the Company or the performance of services on our behalf. You should treat material nonpublic information about these other publicly traded companies with the same care required with respect to information related directly to the Company. In addition, the Securities and Exchange Commission (“SEC”) recently expanded its theory of insider trading liability to include an employee’s trading while in possession of material nonpublic information relating to “economically-linked” companies (e.g., competitors) that the employee had obtained during the course of employment. This type of insider trading has been called “shadow trading.”

3.Blackout periods for any or all personnel

The Company may issue instructions from time to time advising some or all personnel that they may not buy or sell our securities for certain periods, or that our securities may not be traded without prior approval. Due to the confidential nature of the events that may trigger these sorts of blackout periods, the Company may find it necessary to inform affected individuals of a blackout period without disclosing the reason. If you are made aware of such a blackout period, do not disclose its existence to anyone. Even if no blackout period is in effect, keep in mind that you may not trade in our securities or those of another publicly traded company if you are aware of material nonpublic information about us or any such other company.

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4.Trading windows for directors, executive officers and Designated Employees

In addition to the above, if you are a director, an executive officer, or another individual designated (a “Designated Employee”), you can trade in our securities only during the period that starts after the second full trading day following the release of our annual and quarterly earnings and continuing through the last day of the final month of each fiscal quarter, and only so long as you do not have any material nonpublic information about us. Because directors, executive officers and Designated Employees are especially likely to receive regular nonpublic information regarding our operations, limiting trading to this “window period” helps ensure that trading is not based on material information that is not available to the public. Before trading in our securities during the window period, directors, executive officers and Designated Employees must also comply with the pre‐clearance procedures discussed below.

5.Pre‐clearance    procedures    for    directors,    executive    officers and Designated Employees

If you are a director, an executive officer or a Designated Employee, you may not trade or otherwise engage in any other transaction in our securities without first obtaining email pre‐clearance from the Company to confirm that the window period is open. This pre‐clearance requirement is designed as a means of enforcing the policies specified above. Specifically:
•Any proposed transaction (unless otherwise specified) should be submitted to the Company at least one full trading day in advance of the proposed transaction.
•A request for pre-clearance of any arrangements to pledge our securities as collateral as described in Section 6 below must be submitted to the Company at least ten full trading days prior to the proposed execution of documents evidencing the proposed transaction.
•Before any trade, the Company must confirm to you by email that the window period is open and will remain open for the period during which the trade is expected to occur.
•Any confirmation must not have been revoked by oral or email notice from the Company.
•Pre-cleared trades must be completed within four full trading days of receipt of pre-clearance unless an exception is granted by the Company. Transactions not completed within such time limit are subject to pre-clearance again.
•The Company is under no obligation to approve a transaction submitted for pre- clearance and may determine not to permit the transaction. If you seek pre-clearance and permission to engage in the transaction is denied, you should not inform any other person of the restriction.
•You are responsible for ensuring that you do not have material nonpublic information about the Company before engaging in a transaction and that you comply with any and all other legal obligations. Therefore, when a request for pre-clearance is made, you should

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carefully consider whether you are aware of any material nonpublic information about the Company and should describe fully those circumstances to the Company. If you are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you should also consider whether you have effected any non-exempt transactions within the past six months or otherwise. In addition, you should be prepared to comply with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and requirements to file Form 144.

If you are considering entering into a 10b5‐1 plan, refer to see Section 8 below for more information.

The Company’s approval of a transaction submitted for pre‐clearance does not constitute legal advice, does not constitute confirmation that you do not possess material nonpublic information and does not relieve you of any of your legal obligations.

6.Prohibited and limited transactions

Certain types of transactions increase the Company’s exposure to legal risks and may create the appearance of improper or inappropriate conduct. Therefore, you may not engage in any of the following transactions, even if you do not possess material nonpublic information:
•Short sales. You may not sell the Company’s securities “short” (i.e., transactions where you borrow stock, sell it, and then buy stock at a later date to replace the borrowed shares).
•Options trading. You may not buy or sell puts or calls or other derivative securities on the Company’s securities.
•Hedging or monetization transactions. You may not enter into hedging or monetization transactions or similar arrangements with respect to the Company’s securities.
•Trading on margin. You may not hold the Company’s securities in a margin account.
Additional types of transactions are severely limited because they can raise similar issues:

•Pledging. You are generally prohibited from entering into an arrangement whereby you pledge the Company’s securities. However, an exception to this prohibition may be granted where you wish to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrate to the Committee the financial capacity to repay the loan without resort to the pledged securities. To apply for this exception, you must submit a request for pre-approval to the Committee at least ten full trading days prior to the contemplated transaction, which must set forth a justification for the proposed transaction. In determining whether to grant such exception, the Committee will consider, amongst other factors, the magnitude of aggregate pledged shares in terms of total common shares

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outstanding or market value or trading volume, your history of pledging transactions and the likelihood that the pledged shares will be sold by the pledgee. You should be advised that any sale of stock by the pledgee will be deemed a sale by the pledgor for purposes of the short-swing profit recovery provisions of Section 16 of the Exchange Act and the prohibition on insider trading in Rule 10b-5 under the Exchange Act.

•Standing and limit orders. The Company discourages placing standing or limit orders on the Company’s securities. Standing and limit orders are orders placed with a broker to sell or purchase stock at a specified price. Unless standing and limit orders are submitted under approved Rule 10b5-1 plans, discussed in Section 8 below, if you determine that you must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this Policy.
•DPUs, PSUs and SARs. The grant and exercise of DPUs, PSUs and SARs are subject to this Policy. Since market values of such securities are based on the trading value of the Company’s common stock, DPUs, PSUs and SARs cannot be exercised until seven full trading days after the public disclosure of quarterly financial results, in addition to the other limitations set forth in this Policy, except as set forth in Section 7.

If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment adviser not to trade in our securities at any time. This restriction does not apply to investments in publicly available mutual funds.

7.Special types of permitted transactions

There are limited situations in which you may buy, sell or otherwise transact in our securities without restriction under this Policy. Unless otherwise noted below, you may:
•exercise a tax withholding right with respect to restricted stock or RSUs pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting (but this does not include market sales of stock);
•exercise stock options that have been granted to you by the Company or under our stock option plan, including any net exercise of the option pursuant to which you have elected to have the Company withhold shares of stock to satisfy tax withholding requirements or the exercise price of the option (but this does not include broker-assisted cashless exercises or market sales of the purchased shares);
•exercise PSUs as part of a regular and systematic arrangement as agreed upon with the Company;

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•purchase the Company’s securities resulting from your reinvestment of dividends paid on the Company’s securities;
•buy or sell our securities pursuant to a Rule 10b5-1 trading program, as described in Section 8 below;
•make purchases of the Company’s securities through your participation in the Company’s 401(k) plan, provided the purchases result from your periodic plan contributions pursuant to payroll deductions. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including elections: (1) to change the percentage of your periodic contributions that will be allocated to the Company stock fund; (2) to make a transfer of an existing account balance to or from the Company stock fund; (3) to borrow money against your 401(k) plan account to the extent the loan requires the sale of any securities underlying your Company stock fund balance; and (4) to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund; and
•invest in publicly traded mutual funds.

Additional Guidelines and Related Requirements

8.Rule 10b5‐1 trading plans

Rule 10b5‐1 under the Exchange Act provides a defense from insider trading liability under Rule 10b‐5. If persons subject to this Policy wish to rely on this defense, they must enter into an approved Rule 10b5‐1 trading plan as specified in Appendix D to this Policy and meet certain conditions specified in the rule. See Appendix D for more information.

9.Reports of purchases and sales

If you are a director, an executive officer, or another reporting person under Section 16 of the Exchange Act, (1) keep in mind the various restrictions on securities trading imposed under Section 16 of the Exchange Act and the applicable reporting requirements of the SEC and (2) you must immediately report to the Company all transactions made in our securities by you, any family members, and any entities that you control subject to this Policy. We require same‐ day reporting due to SEC requirements that certain insider reports be filed with the SEC by the second day after the date on which a reportable transaction occurs.

10.Reports of unauthorized trading or disclosure

If you have supervisory authority over any of our personnel, you must immediately report to the Chief Financial Officer or the Committee any trading in securities by our personnel which you have reason to believe may violate this Policy or applicable securities laws. Because the SEC can seek civil penalties against us, directors, and supervisory personnel for failing to take appropriate steps to prevent illegal trading, we should be made aware of any suspected violations as early as possible.

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Disclosure Restrictions

11.No tipping

You must not communicate material nonpublic information of the Company to other persons (a practice known as “tipping”) before its public disclosure and dissemination by the Company. Therefore, you should exercise care when speaking with other personnel who do not have a “need to know” and when communicating with family, friends and others who are not associated with us, even if they are subject to this Policy. To avoid even the appearance of impropriety, please refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship or may be economically-linked to (refer to see Section 2 above for more information). This concept of unlawful tipping includes passing on information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss.

12.Internet message boards, chat rooms and discussion groups

In an effort to prevent unauthorized disclosure of our information, you are prohibited from posting or responding to any posting on or in Internet message boards, chat rooms, discussion groups, or other publicly accessible forums, with respect to us. Keep in mind that any inquiries about us should be addressed in accordance with the Company’s Regulation FD Policy.

***

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APPENDIX A: QUESTIONS AND ANSWERS RELATED TO THIS POLICY

Why did the Company adopt this Policy?

The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (1) trading in securities of that company or (2) providing material nonpublic information to other persons who may trade on the basis of that information.

What information is “material”?

Information is considered material if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s (or, in the case of information about another company, such other company’s) stock price, whether it is positive or negative, should be considered material. There is no bright‐line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances; and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of material information are:
•Earnings information and quarterly results.
•Guidance/statements on earnings estimates.
•Mergers, acquisitions, tender offers, joint ventures, or changes in assets.
•Material agreements concerning the Company’s business.
•New investments or financings or developments regarding investments or financings.
•Changes in auditors or auditor notification that the issuer may no longer rely on an audit report.
•Cybersecurity risks and incidents, including vulnerabilities and breaches.
•Events regarding the Company’s securities (such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding).
•Bankruptcies or receiverships.
•Regulatory approvals or changes in regulations and any analysis of how they affect the Company.
•A change in the Company’s management or its board of directors.
•Pending or threatened government agency investigations, significant litigation, or the resolution of any such litigation or investigation.

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Unfortunately, no one can define in advance exactly what constitutes material information, since there are many gray areas and varying circumstances. Therefore, any trading is risky. When doubt exists, you should presume that the information is material and consult with the Company prior to trading.

What information is “nonpublic”?

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated.

Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely available radio or television programs, published in a widely available newspaper, magazine or news website, or disclosed in documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full trading day following the day on which the information is widely disseminated. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

If you are in possession of material nonpublic information, you may trade only when you are certain that official announcements of material information have been sufficiently publicized so that the public has had the opportunity to evaluate it. Keep in mind that insider trading is not made permissible merely because material information is reflected in rumors or other unofficial statements in the press or marketplace. You should not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material nonpublic information.

What if I can’t tell whether information is material or nonpublic?

If you are unsure whether information of which you are aware is material or nonpublic, you should consult with the Company prior to trading. If you are a director, an executive officer or a Designated Employee, you must always consult with the Company before trading, as outlined in this Policy.

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Whose transactions may be attributable to me?

As discussed elsewhere in this Policy, this Policy applies to you, any family member and any other person who has a relationship with you (legal, personal, or otherwise) that might reasonably result in that person’s transactions being attributable to you. This includes any legal entities that are influenced or controlled by you or other persons who have a relationship with you and are subject to this Policy, such as any corporations, partnerships, or trusts. Your “family members” consist of people within your family who live with you, or are financially dependent on you, and also include other family members whose transactions in securities are directed by you or are subject to your influence or control. You may also be responsible for transactions by other persons with whom you share a residence or who consult with you before they trade in securities where those persons’ transactions might reasonably be attributable to you. In all cases, you must ensure that persons whose trading activities you directly or indirectly influence, or those whose trading activities would reasonably be perceived by others to be under your influence, comply with the terms of this Policy.

What are the reasons for maintaining confidentiality?

Your failure to maintain the confidentiality of material nonpublic information could greatly harm our ability to conduct business. In addition, you could be exposed to significant civil and criminal penalties and legal action.

U.S. federal securities laws strictly prohibit any person who obtains material inside information and who has a duty not to disclose it from using the information in connection with the purchase and sale of securities. It does not matter how that information has been obtained, whether in the course of employment or board service, from friends, relatives, acquaintances, or strangers, or from overhearing the conversations of others.

What are some of the consequences of violating this Policy?

Federal and state laws prohibit the purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities. The SEC, U.S. Department of Justice and state and foreign enforcement authorities vigorously pursue insider trading violations. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

Individuals also may be prohibited from serving as directors or officers of the Company or any other public company. Keep in mind that there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past occasioned SEC investigations and lawsuits.

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The federal securities laws also impose potential liability on companies and other “controlling persons” who fail to take appropriate steps to prevent illegal trading. Directors, officers, and certain managerial personnel could become controlling persons subject to liability if they knew of, or recklessly disregarded, a likely insider trading violation by an employee or other personnel under their control.

In addition to the possible imposition of civil damages and criminal penalties on violators and their controlling persons, any appearance of impropriety could not only damage our reputation for integrity and ethical conduct but also impair investor confidence in us. For this reason, if you violate our policy, then we may take disciplinary action against you, including dismissal or removal for cause.

What measures are appropriate to safeguard material information?

So long as material information relating to us or our business is unavailable to the general public, it must be kept in strict confidence. Accordingly, you should discuss this information only with persons who have a “need to know;” it should be confined to as small a group as possible, and it should be disclosed only in a setting in which confidentiality can be maintained. Please exercise utmost care and circumspection at all times and limit conversations in public places (such as elevators, restaurants, and airplanes) to topics that do not involve sensitive or confidential information. Please use care in discussing sensitive or confidential information on cell phones or cordless phones.

In order to protect our confidences to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries about material information from the media, analysts, or as set forth in the Company’s Regulation FD policy.

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APPENDIX B:
EMPLOYEE CERTIFICATION

I certify to Global Water Resources, Inc. (the “Company”) that:
•I have read and understand the Company’s Insider Trading Policy currently in effect
(the “Policy”);
•I agree to comply at all times with the most current Policy during the duration of my employment or other relationship with the Company;
•I have complied with the Policy for as long as it has applied to me; and
•I understand that any violation of the Policy by me, my family members or any other persons who are subject to the Policy because of their relationships with me may result in disciplinary action against me, including the termination of my employment or other relationship with the Company and its subsidiaries, at the option of the Company.

Signature:

Print name:

Date:
B-1